EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS FOURTH QUARTER RESULTS;
ANNOUNCES RENEWAL OF MASTER TRUST'S $50.0 MILLION CREDIT CARD RECEIVABLES FACILITY;
PROVIDES OUTLOOK FOR FIRST QUARTER

•	Non-GAAP loss from continuing operations of $(0.34) per share in the fourth quarter, excluding non-cash goodwill and store impairment charges, and restructuring charges
•	Loss from continuing operations of $(0.94) per share in the fourth quarter on a GAAP basis
•	$100 million of cash, cash equivalents and available for sale securities at the end of the fiscal year
•	No outstanding borrowings on line of credit facility, committed through July 2010
•	$125 million of cost reductions projected for fiscal year 2010

Bensalem, PA, March 18, 2009 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the fourth quarter and year ended January 31, 2009.  Additionally, the Company announced its Master Trust’s $50.0 million credit receivables facility has been renewed through March 2010.  The Company also provided an outlook for its first fiscal quarter ending May 2, 2009.

Operating Results for the Fourth Quarter Ended January 31, 2009
For the thirteen weeks ended January 31, 2009, on a non-GAAP basis, excluding after-tax charges of $69.5 million, or $0.60 per diluted share, related to goodwill and store impairment, and restructuring charges, the Company reported a loss from continuing operations of $(39.0) million, or $(0.34) per diluted share; on a GAAP basis, the Company reported a loss from continuing operations of $(108.5) million, or $(0.94) per diluted share.  The Company’s non-GAAP results are in line with its previous projection for a diluted loss per share from continuing operations in the range of $(0.32) to $(0.38) for the fourth quarter.  For a reconciliation of GAAP to non-GAAP financial information, refer to the table at the end of this release.

Charges of $69.5 million recorded during the quarter ended January 31, 2009 include non-cash charges of $64.2 million, or $0.56 per diluted share, primarily related to goodwill and store impairment charges, the write-down of store assets, and the accelerated depreciation of fixed assets related to the sale of the non-core misses catalogs.  Pre-tax cash charges of $5.3 million are primarily related to costs incurred for the execution of the Company’s business transformation initiatives, including severance costs, and costs associated with the closing of the Lane Bryant Woman catalog and Figure Magazine.

The Company’s loss from continuing operations, on a GAAP basis, compares to a loss from continuing operations for the thirteen weeks ended February 2, 2008 of $(44.9) million, or $(0.39) per diluted share, which included non-cash charges of $25.2 million, net of tax, related to the impairment of goodwill for the Figi’s Gifts in Good Taste business, and accelerated depreciation related to the relocation of the Catherines home office.  Cash charges of $1.9 million in the year ago period included severance costs related to the relocation of the Catherines home office.

Net sales from continuing operations for the thirteen weeks ended January 31, 2009 decreased 14% to $631.9 million.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 15% during the thirteen weeks ended January 31, 2009.

Alan Rosskamm, Chairman of the Board and Interim Chief Executive Officer of Charming Shoppes, Inc. said, “Our operating results were in line with our expectations, as we were able to offset lower than planned sales through improved merchandise margins at our retail brands.  We are beginning to experience some stability in our retail merchandise margins, with improvement at Lane Bryant and Fashion Bug, as a result of our stringent focus on inventory management.  We also were successful in reducing expenses by $24 million during the quarter, as compared to the fourth quarter in the previous year, signaling that our cost reduction initiatives are being executed and are beginning to yield meaningful results.

“We are also pleased to have strengthened our cash position during one of the most challenging retail environments we have seen in decades.  Our strong liquidity includes year-end balances of cash, cash equivalents and available-for-sale securities of $100 million, exceeding our projections for the period, and no borrowings outstanding on our $375 million line of credit, which is committed through July 2010.  We generated approximately $26 million in cash during the fourth quarter, through tightly managed inventories and decreases in expenditures, as well as from net proceeds from the sale of credit card receivables related to the divested non-core misses catalogs.”

Sensitivity Analysis for Free Cash Flow Generation
Rosskamm stated, “We are confident in our ability to deliver positive cash flow in fiscal year 2010, under the assumption that comparable store sales continue to trend at low double digit declines.  If comparable store sales declines accelerate to the mid-teens, we expect to be cash-neutral.  Our liquidity analysis assumes continued decreases in inventory levels across the retail brands, particularly in the first half of the year, gross margin improvement from stronger inventory management and enhanced merchandise assortments, additional reductions in capital expenditures, and significant savings related to our cost reduction program, as discussed below.  Our analysis does not include potential cash proceeds from any further divestitures, nor from the refinancing of any existing real estate assets.”

Charming Shoppes Master Trust's $50.0 Million Credit Receivables Conduit Facility Renewed
The Company also announced today that its $50.0 million Series 1999-2 Credit Card Securitization facility has been renewed through March 30, 2010.  Combined with other existing conduit facilities, the Company’s total funding capacity through conduits is $155 million through 2010.

Including term series asset-backed securities, the current receivables funding structure provides availability of $655 million.  At January 31, 2009, $536 million of securitized credit card receivables were outstanding, which is expected to be the peak level outstanding for the fiscal year ending January 30, 2010.  The Company estimates receivables outstanding for fiscal year 2010 to be in a range of $490 to $510 million.  In April 2009, the Company’s $180 Million Series 2004-1 Term Facility is scheduled to begin amortizing at a rate of approximately $14.4 million per month, and the Company expects to meet amortization needs through its fully available $155 million conduit facilities.  The Company projects funding availability will continue to exceed funding needs during fiscal 2010.

Business Transformation Initiatives
 “We are making a great deal of progress in our strategy to return the Company’s focus and energies to our core brands – Lane Bryant, Fashion Bug and Catherines”, Rosskamm continued.  “In addition to several previously announced actions we have taken to eliminate non-core assets, we have also announced the discontinuation of Figure Magazine, effective immediately, and the closing of the shoetrader.com website during the second half of the current year.

“In November, 2008, we announced a significant restructuring and cost reduction program, with the objectives of improving and simplifying critical processes, consolidating activities and infrastructure, and reducing our expense structure to be more appropriately aligned with our generation of revenues in a recessionary environment.  At that time, expectations were for net cost reductions of approximately $100 - $125 million over two fiscal years through this program, with $75 million expected to be realized in fiscal year 2010.

“We now expect to realize cost savings of approximately $125 million in the current fiscal year, as compared to our total buying, occupancy and SG&A expenses for the fiscal year ended January 31, 2009. Buying expense will benefit from changes in supply chain, including the frequency of store deliveries, as well as efficiencies in the Company’s distribution network.  Occupancy expense reductions are benefiting from working aggressively with landlords to achieve rent reductions in the majority of our underperforming stores.  Where our rent reduction efforts are unsuccessful, we will consider closing the stores.  In selling expense, significant savings are planned in store labor, based on efficiencies planned from implementing new labor scheduling models, and renegotiating all “not for re-sale” goods and services, such as store supplies.  General and administrative savings include corporate and brand overhead savings, including previously announced workforce reductions, suspension of 401(k) matches and reductions in benefits.”

Merchandising Initiatives
Rosskamm continued, “Each of our brand leaders has developed improved strategies in order to better hone the fashion point-of-view for their brand, and provide a merchandising and marketing program that will focus exclusively on their defined target customer.  Significant progress has been made in the clearing of inventories and go-forward receipt flows, the appointment of design executives, remerchandising by lifestyle for the fall selling season, and reworking store presentation and marketing to support our strategy.”

The Company has also begun the process of increasing the percentage of internally designed, developed and sourced fashion product, with the goal of enhancing its competitive position through a more compelling fashion assortment that provides better value to customers.  A process has commenced to identify select vendors, both overseas and domestically, who can best help achieve this goal.  The execution of this model is expected to drive sales, increase gross margins and contribute to improvement in the Company’s financial results over time.  Deliveries to stores through this new model are expected to begin this fall, with the process more fully implemented by spring 2010.

The Company’s international sourcing division will play a critical role in increasing the percentage of directly sourced merchandise.  This week, the Company announced the appointment of Visa Vei as President – Asia, overseeing multi-country sourcing operations. During her extensive 25+ year career in international sourcing, she has developed the critical skills and expertise required in order to oversee the transition and growth of the Company’s international sourcing operations.

Non-Cash Impairment Charges
During the fourth quarter, the Company completed its annual goodwill and intangible asset impairment testing, and based on the macro-economic climate and its performance outlook, the Company recorded a non-cash goodwill impairment charge in the amount of $43.2 million, related to the recorded goodwill for the acquisition of Catherines Plus Sizes. The Company also recorded a non-cash store asset impairment charge of $16.6 million, and an intangible assets impairment charge of $1.5 million related to the impairment of trademarks and tradenames.

Tax Valuation Allowance
As part of its quarterly closing and reporting process, the Company evaluated its deferred income taxes and determined that a tax valuation allowance was required.  For the fourth quarter ended January 31, 2009, the Company recorded a tax valuation allowance of $(21.1) million, or $(0.18) per diluted share.  For the fiscal year ended January 31, 2009, the Company recorded a tax valuation allowance of $(38.6) million, or $(0.34) per diluted share.  The recording of a tax valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from using its tax loss carry forwards or other deferred tax assets in the future when results demonstrate a pattern of profitability.

Operating Results for the Year Ended January 31, 2009
For the fifty-two weeks ended January 31, 2009, on a non-GAAP basis, excluding after-tax charges of $114.7 million, or $1.00 per diluted share, related to goodwill and store impairment, restructuring charges and catalog discontinuation costs, the Company reported a loss from continuing operations of $(54.6) million, or $(0.48) per diluted share; on a GAAP basis, the Company reported a loss from continuing operations of $(169.3) million, or $(1.48) per diluted share.  For a reconciliation of GAAP to non-GAAP financial information, refer to the table at the end of this release.

After-tax charges of $114.7 million recorded during the year ended January 31, 2009 include after-tax non-cash charges of $87.7 million, or $0.76 per diluted share, primarily related to goodwill and store impairment charges, the write down of store assets and the accelerated depreciation of the write-down of fixed assets related to the sale of the non-core misses catalogs.  After-tax cash charges of $27.0 million are primarily related to the separation of our former Chief Executive Officer, lease termination payments, costs incurred in the execution of the Company’s business transformation initiatives, including severance costs, consultant fees, and costs associated with the closing of the Lane Bryant Woman catalog and Figure Magazine.

The Company’s loss from continuing operations, on a GAAP basis, compares to income from continuing operations of $0.7 million, or $0.01 per diluted share, for the fifty-two weeks ended February 2, 2008.

Net sales from continuing operations for the fifty-two weeks ended January 31, 2009 decreased 9% to $2.475 billion.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 12% during the fifty-two weeks ended January 31, 2009.

Comparable store sales by retail brand for the three and twelve month periods ended January 31, 2009, were:
	Three Months Ended 1/31/09	Twelve Months Ended 1/31/09
Lane Bryant Stores(1)	-17%	-12%
Fashion Bug Stores	-14%	-11%
Catherines Stores	-11%	-13%
Consolidated Retail Store Brands	-15%	-12%
(1) Includes Lane Bryant Outlet Stores

Net sales from continuing operations by brand for the three and twelve month periods ended January 31, 2009 and February 2, 2008 were:
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended 1/31/09	Ended 2/2/08	Ended 1/31/09	Ended 2/2/08
	($ in millions)	($ in millions)	($ in millions)	($ in millions)
Lane Bryant(1)	$273.0	$323.6	$1,111.9	$1,237.6
Fashion Bug	$183.8	$225.8	843.8	$984.1
Catherines	$68.1	$76.8	$312.1	$353.2
Direct-to-Consumer Segment	$96.7	$95.9	$167.5	$120.6
Other (2)	$10.3	$9.7	$39.6	$27.0
Consolidated Net Sales from Continuing Operations	$631.9	$731.8	$2,474.9	$2,722.5
(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Discontinued Operations
For the fifty-two weeks ended January 31, 2009, the Company reported a loss from discontinued operations of $(74.9) million (net of tax), or $(0.65) per diluted share, compared to a loss from discontinued operations of $(85.0) million (net of tax), or $(0.69) per diluted share for the corresponding period a year ago.  The loss from discontinued operations for the fifty-two weeks ended January 31, 2009, includes an after-tax loss on results of operations of approximately $(28.2) million and a loss on disposition of our non-core misses catalog business of approximately $(46.7) million.  There was no significant financial impact from discontinued operations for the thirteen weeks ended January 31, 2009.  The loss from discontinued operations for the fifty-two weeks ended February 2, 2008, included impairment of goodwill and trademarks of approximately $(75.7) million, net of tax.

Outlook for the First Fiscal Quarter ending May 2, 2009
For the three month period ending May 2, 2009, on a non-GAAP basis, the Company has projected a diluted loss per share from continuing operations in the range of $(0.03) to $(0.07).   This projection includes a provision for income taxes of approximately $0.02 per diluted share.  On a GAAP basis, the Company has projected a diluted loss per share in a range of $(0.09) to $(0.13).  This projection includes charges of approximately $7 million, or $0.06 per diluted share, for the execution of our business transformation initiatives, the majority of which are non-cash charges.  This projection does not include the non-cash impact of the adoption of the FASB issued FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” which is effective beginning Fiscal 2010.  In the first quarter of the previous year, the Company recorded income from continuing operations of $0.01 on a GAAP basis.  The Company's projection for the first quarter assumes net sales from continuing operations in the range of $535 to $545 million, compared to net sales from continuing operations of $641 million for the period ended May 3, 2008. The Company's projection assumes decreases in consolidated comparable store sales in the low double digits for the Company's Retail Stores segment, compared to a 13% decrease in consolidated comparable store sales in the prior year.  Additionally, the Company expects to generate cash during the fiscal quarter ending May 2, 2009.  For a reconciliation of GAAP to non-GAAP financial information, refer to the table at the end of this release.

The Company’s plans include further significant reductions in inventories during the first quarter of fiscal year 2010, in addition to decreases in inventories, on a same store basis, of 16% for the fiscal year ended January 31, 2009.  These plans are expected to benefit the Company’s operating performance, including substantially reduced markdowns and improved gross margins, as well as the continued generation of free cash flow.

For the fiscal year ending January 30, 2010, the Company has planned net capital expenditures of approximately $24 million, representing a reduction of 50% below the $48 million for the fiscal year ended January 31, 2009.  Depreciation and amortization for the fiscal year ending January 30, 2010 is estimated to be approximately $80 million.

Planned store activity for the fiscal year currently includes approximately 6 new stores at the Company’s Lane Bryant brand, 12 relocations, primarily at the Lane Bryant brand, and as previously announced, approximately 100 store closings.

Charming Shoppes, Inc. will host its fourth quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives prior to 9:15 a.m. eastern time on Wednesday, March 18, 2009.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At January 31, 2009, Charming Shoppes, Inc. operated 2,301 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  During the twelve months ended January 31, 2009 the Company opened 48, relocated 52, and closed 156 retail stores.  The Company ended the period with 897 Fashion Bug and Fashion Bug Plus stores, 892 Lane Bryant and Lane Bryant Outlet stores, 463 Catherines stores, and 49 Petite Sophisticate Outlet stores, comprising approximately 15,118,000 square feet of leased space.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
For the Thirteen and Fifty-two Weeks Ended January 31, 2009 and February 2, 2008

	13 Weeks Ended 1/31/09		13 Weeks Ended 2/2/08		52 Weeks Ended 1/31/09		52 Weeks Ended 2/2/08
	$ in millions	EPS	$ in millions	EPS	$ in millions	EPS	$ in millions	EPS
Income/(Loss) per share from continuing operations, on a GAAP basis	$(108.5)	$(0.94)	$(44.9)	$(0.39)	$(169.3)	$(1.48)	$0.7	$0.01
Impact of impairment of goodwill, store assets and trademarks charges (non-cash)	$(61.3)	$(0.53)	$(23.8)	$(0.21)	$(81.5)	$(0.71)	$(23.9)	$(0.19)
Impact of restructuring and other charges	$(8.2)	$(0.07)	$(3.3)	$(0.03)	$(33.2)	$(0.29)	$(3.3)	$(0.03)
Income (Loss) per share from continuing operations, on a non-GAAP basis	$(39.0)	$(0.34)	$(17.8)	$(0.15)	$(54.6)	$(0.48)	$27.9	$0.23

For the Thirteen Weeks Ending May 2, 2009 and Ended May 3, 2008

	13 Weeks Ending 5/2/09	13 Weeks Ended 5/3/08
	EPS	EPS
Income/(Loss) per share from continuing operations, on a GAAP basis	$(0.09 - $0.13)	$0.01
Impact of restructuring and other charges	$(0.06)	$(0.04)
Income (Loss) per share from continuing operations, on a non-GAAP basis	$(0.03 - $0.07)	$0.05

SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		4th Quarter			4th Quarter
		Ended			Ended
	Percent	Jan. 31,		Percent	Feb. 2,		Percent
(in thousands, except per share amounts)	Change	2009		of Sales (a)	2008		of Sales (a)

Net sales	(13.7)%	$631,870		100.0%	$731,824		100.0%

Cost of goods sold, buying, catalog and occupancy	(12.5)	497,565		78.7	568,732		77.7
Selling, general, and administrative	(8.0)	173,441		27.4	188,564		25.8
Impairment of store assets, goodwill and trademarks	125.3	61,282	(b)	9.7	27,197	(c)	3.7
Restructuring & other charges	53.8	8,198	(d)	1.3	5,332	(e)	0.7
Total operating expenses	(6.2)	740,486		117.2	789,825		107.9

Loss from operations	87.3	(108,616)		(17.2)	(58,001)		(7.9)

Other income, principally interest	24.0	1,247	(f)	0.2	1,006		0.1
Interest expense	(9.4)	(2,053)		(0.3)	(2,265)		(0.3)

Loss from continuing operations before income taxes and extraordinary item	84.6	(109,422)		(17.3)	(59,260)		(8.1)
Income tax benefit	(93.2)	(971)	(g)	(0.2)	(14,354)		(2.0)

Loss from continuing operations before extraordinary item	141.5	(108,451)		(17.2)	(44,906)		(6.1)

Loss from discontinued operations, net of tax	(100.0)	0		0.0	(80,428)	(h)	(11.0)

Extraordinary item (net of tax of $582)	(100.0)	0		0.0	912	(i)	0.0
Net loss	(12.8)%	$(108,451)		(17.2)%	$(124,422)		(17.0)%

Loss per share:
Basic:
Loss from continuing operations before extraordinary item		$(0.94)			$(0.39)
Loss from discontinued operations, net of tax		-			(0.69)
Extraordinary item, net of tax		-			0.01
Net loss		$(0.94)			$(1.07)
Weighted average shares		114,953			116,576

Diluted:
Loss from continuing operations before extraordinary item		$(0.94)			$(0.39)
Loss from discontinued operations, net of tax		-			(0.69)
Extraordinary item, net of tax		-			0.01
Net loss		$(0.94)			$(1.07)
Weighted average shares		114,953			116,576

(a) Results do not add due to rounding.

(b)
Based on our assessment of the carrying value of long-lived assets conducted in accordance with SFAS No. 144, in the Fiscal 2009 4th Quarter we identified 152 stores with asset carrying values in excess of such stores' respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $16,577 to write down the long-lived assets at these stores to their respective fair values. Also, as a result of our annual impairment review during the Fiscal 2009 4th Quarter, we recorded a non-cash charge of $43,229 related to the impairment of Catherines goodwill and $1,476 related to the impairment of trademarks and tradenames.

(c)	During the Fiscal 2008 4th Quarter we recorded a non-cash charge of $27,197 related to the impairment of goodwill for our Figi's Gifts in Good Taste business and write down of impaired store assets.

(d)
Represents costs related to our multi-year transformational initiatives which included the elimination of positions, shutdown of Lane Bryant catalog and figure magazine. Additionally, includes non-cash accelerated depreciation for store assets and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog businesses.

(e)	Represents non-cash accelerated depreciation and severance for the Catherines consolidation program announced during the Fiscal 2008 4th Quarter.

(f)	Includes $882 of interest income related to refunds from amended tax returns completed during the Fiscal 2009 4th Quarter.

(g)
As part of our quarterly closing and reporting process, we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required. Accordingly, the tax benefit for Fiscal 2009 is net of a valuation allowance of $21,085 for continuing operations.

(h)	Includes impairment of goodwill for $68,654 and trademarks for $11,393 ($7,086 net of tax) related to our discontinued non-core misses apparel catalog businesses.

(i)	Represents an eminent domain settlement of $1,494 (pretax) at one of our distribution centers.

CHARMING SHOPPES, INC.
(Unaudited)

		Twelve Months			Twelve Months
		Ended			Ended
	Percent	Jan. 31,		Percent	Feb. 2,		Percent
(in thousands, except per share amounts)	Change	2009		of Sales (a)	2008		of Sales (a)

Net sales	(9.1)%	$2,474,898		100.0%	$2,722,462		100.0%

Cost of goods sold, buying, catalog and occupancy	(5.5)	1,846,954		74.6	1,954,495		71.8
Selling, general, and administrative	(3.8)	692,110		28.0	719,107		26.4
Impairment of store assets, goodwill and trademarks	199.7	81,498	(b)	3.3	27,197	(c)	1.0
Restructuring & other charges	521.6	33,145	(d)	1.3	5,332	(e)	0.2
Total operating expenses	(1.9)	2,653,707		107.2	2,706,131		99.4

Income/(loss) from operations	N/A	(178,809)		(7.2)	16,331		0.6

Other income, principally interest	(49.6)	4,430	(f)	0.2	8,793		0.3
Interest expense	(16.7)	(8,795)		(0.4)	(10,552)		(0.4)

Income/(loss) from continuing operations before income taxes
and extraordinary item	N/A	(183,174)		(7.4)	14,572		0.5
Income tax (benefit)/provision	(200.2)	(13,885)	(g)	(0.6)	13,858		0.5

Income/(loss) from continuing operations before extraordinary item	N/A	(169,289)		(6.8)	714		0.0

Loss from discontinued operations (including loss
on disposal of $46,736 in Fiscal 2009), net of tax	(11.9)	(74,922)	(g)	(3.0)	(85,039)	(h)	(3.1)

Extraordinary item (net of tax of $582)	(100.0)	0		0.0	912	(i)	0.0
Net loss	192.8%	$(244,211)		(9.9)%	$(83,413)		(3.1)%

Earnings/(loss) per share:
Basic:
Income/(loss) from continuing operations before extraordinary item		$(1.48)			$0.01
Loss from discontinued operations, net of tax		(0.65)			(0.70)
Extraordinary item, net of tax		-			0.01
Net loss		$(2.13)			$(0.69)
Weighted average shares		114,690			121,160

Diluted:
Income/(loss) from continuing operations before extraordinary item		$(1.48)			$0.01
Loss from discontinued operations, net of tax		(0.65)			(0.69)
Extraordinary item, net of tax		-			0.01
Net loss		$(2.13)			$(0.68)
Weighted average shares and equivalents outstanding		114,690			122,426

(a) Results do not add due to rounding.

(b)
Based on our assessment of the carrying value of long-lived assets conducted in accordance with SFAS No. 144, we identified approximately 275 stores in the Fiscal 2009 3rd and 4th Quarters with asset carrying values in excess of such stores’ respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $36,793 to write down the long-lived assets at these stores to their respective fair values. Also, as a result of our annual impairment review during the Fiscal 2009 4th Quarter, we recorded a non-cash charge of $43,229 related to the impairment of Catherines goodwill and $1,476 related to the impairment of trademarks and trade names.

(c)	During the Fiscal 2008 4th Quarter we recorded a non-cash charge of $27,197 related to the impairment of goodwill for our Figi's Gifts in Good Taste business and write down of impaired store assets.

(d)
Represents costs related to our multi-year transformational initiatives which included the elimination of positions, shutdown of Lane Bryant catalog and figure magazine. Additionally, includes severance for our former CEO, non-cash accelerated depreciation for store assets and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog businesses.

(e)	Represents non-cash accelerated depreciation and severance for the Catherines consolidation program announced during the Fiscal 2008 4th Quarter.

(f)	Includes $2,274 of interest income related to refunds from amended tax returns completed in Fiscal 2009.

(g)
As part of our quarterly closing and reporting process, we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required. Accordingly, the tax benefit for Fiscal 2009 is net of a valuation allowance of $38,551 and $18,304 for continuing operations and discontinued operations, respectively.

(h)	Includes impairment of goodwill for $68,654 and trademarks for $11,393 ($7,086 net of tax) related to our discontinued non-core misses apparel catalog businesses.

(i)	Represents an eminent domain settlement of $1,494 (pretax) at one of our distribution centers.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 31,	February 2,
(In thousands, except share amounts)	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$93,759	$60,978
Available-for-sale securities	6,398	13,364
Accounts receivable, net of allowances of $6,018 and $6,262	33,300	33,535
Investment in asset-backed securities	94,453	115,912
Merchandise inventories	268,142	330,224
Deferred taxes	0	8,708
Prepayments and other	155,430	155,997
Current assets of discontinued operations	0	122,673
Total current assets	651,482	841,391

Property, equipment, and leasehold improvements – at cost	1,076,972	1,117,559
Less accumulated depreciation and amortization	693,796	658,410
Net property, equipment, and leasehold improvements	383,176	459,149

Trademarks and other intangible assets	187,365	189,562
Goodwill	23,436	66,666
Other assets	30,167	56,536
Total assets	$1,275,626	$1,613,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$99,520	$130,061
Accrued expenses	166,631	161,476
Current liabilities of discontinued operations	0	46,909
Current portion – long-term debt	6,746	8,827
Total current liabilities	272,897	347,273

Deferred taxes	42,758	36,964
Other non-current liabilities	188,470	192,454
Long-term debt	305,635	306,169

Stockholders’ equity
Common stock $.10 par value
Authorized – 300,000,000 shares
Issued –153,482,368 shares and 151,569,850 shares	15,348	15,157
Additional paid-in capital	411,623	407,499
Treasury stock at cost – 38,482,213 shares and 36,477,246 shares	(347,730)	(336,761)
Accumulated other comprehensive income	5	22
Retained earnings	386,620	644,527
Total stockholders’ equity	465,866	730,444
Total liabilities and stockholders’ equity	$1,275,626	$1,613,304

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

 CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	January 31,	February 2,	February 3,
(In thousands)	2009	2008	2007

Operating activities
Net income/(loss)	$(244,211)	$(83,413)	$108,923
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	95,219	97,249	91,244
Loss on disposition of discontinued operations	46,736	0	0
Impairment of store assets, goodwill, and trademarks	81,498	98,219	0
Deferred income taxes	13,719	(4,933)	20,719
Stock-based compensation	5,576	7,101	10,386
Excess tax benefits related to stock-based compensation	0	(613)	(5,119)
Write-down of deferred taxes related to stock-based compensation	(1,427)	0	0
Write-down of capital assets	6,105	11,325	0
Net (gain)/loss from disposition of capital assets	(559)	2,147	1,618
Net loss/(gain) from securitization activities	3,969	(6,445)	(1,012)
Extraordinary item, net of income taxes	0	(912)	0
Changes in operating assets and liabilities:
Accounts receivable, net	235	(169)	5,237
Merchandise inventories	72,530	37,906	(53,024)
Accounts payable	(25,814)	(38,076)	45,393
Prepayments and other	13,655	(514)	(55,506)
Income taxes payable	0	0	3,376
Accrued expenses and other	(30,120)	40,973	14,719
Proceeds from sale of Crosstown Traders credit card receivables portfolio	12,455	0	0
Purchase of Lane Bryant credit card receivables portfolio	0	(230,975)	0
Securitization of Lane Bryant credit card receivables portfolio	0	230,975	0
Net cash provided by operating activities	49,566	159,845	186,954

Investing activities
Investment in capital assets	(55,800)	(137,709)	(133,156)
Proceeds from sales of capital assets	4,813	0	0
Gross purchases of securities	(3,143)	(84,665)	(37,022)
Proceeds from sales of securities	10,367	22,335	62,185
Net proceeds from sale of discontinued operations	34,440	0	0
Proceeds from eminent domain settlement, net of taxes	0	912	0
Increase/(decrease) in other assets	11,099	(11,502)	(14,399)
Net cash provided/(used) by investing activities	1,776	(210,629)	(122,392)

Financing activities
Repayments of short-term borrowings	0	0	(50,000)
Proceeds from issuance of senior convertible notes	0	275,000	0
Proceeds from long-term borrowings	108	1,316	0
Repayments of long-term borrowings	(8,682)	(11,814)	(14,733)
Payments of deferred financing costs	(48)	(7,640)	0
Excess tax benefits related to stock-based compensation	0	613	5,119
Purchase of hedge on senior convertible notes	0	(90,475)	0
Sale of common stock warrants	0	53,955	0
Purchases of treasury stock	(10,969)	(252,625)
Net proceeds from shares issued under employee stock plans	166	458	8,758
Net cash used by financing activities	(19,425)	(31,212)	(50,856)

Increase/(decrease) in cash and cash equivalents	31,917	(81,996)	13,706
Cash and cash equivalents, beginning of year	61,842	143,838	130,132
Cash and cash equivalents, end of year	$93,759	$61,842	$143,838

Non-cash financing and investing activities
Common stock issued on conversion of debentures	$0	$149,564	$0
Assets acquired through capital leases	$5,959	$8,047	$0

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.